Exhibit 99.1
PATHWARD FINANCIAL, INC. ANNOUNCES RESULTS FOR 2025 FISCAL FOURTH QUARTER AND FISCAL YEAR 2025

Sioux Falls, S.D., October 21, 2025 - Pathward Financial, Inc. (“Pathward Financial” or the “Company”) (Nasdaq: CASH) reported net income of $38.8 million, or $1.69 per share, for the three months ended September 30, 2025, compared to net income of $33.5 million, or $1.34 per share, for the three months ended September 30, 2024.
The Company reported net income of $185.9 million, or $7.87 per share, for the fiscal year ended September 30, 2025, compared to net income of $183.2 million, or $7.20 per share, for the fiscal year ended September 30, 2024. For the fiscal year ended September 30, 2025, the Company recognized return on average assets, return of average equity, and return on average tangible equity of 2.46%, 23.44% and 38.75%, respectively, compared to 2.40%, 25.78% and 47.89%, respectively, for the prior year period.
CEO Brett Pharr said,"We are very pleased with our performance in the fiscal year. We completed the sale of our Insurance Premium Finance business, as well as a transportation portfolio, hired a new Chief People and Culture Officer, and won multiple awards. We did all of this and still delivered on the strategy we laid out for fiscal 2025 at the end of last year, generating both net income and earnings per diluted share growth. We believe we have put ourselves in a strong position to continue delivering on our strategy and remaining the trusted platform that enables our partners to thrive."

Financial Highlights for the 2025 Fiscal Fourth Quarter
•Total revenue for the fourth quarter was $186.7 million, an increase of $7.2 million, or 4%, compared to the same quarter in fiscal 2024, primarily driven by an increase of 13% in noninterest income.
•Net interest margin ("NIM") increased 14 basis points to 7.46% for the fourth quarter from 7.32% during the same period last year, primarily driven by an improved earning asset mix from continued balance sheet optimization. When including contractual, rate-related processing expenses associated with deposits on the Company's balance sheet, NIM would have been 6.04% in the fiscal 2025 fourth quarter compared to 5.91% during the fiscal 2024 fourth quarter. See non-GAAP reconciliation table below.
•Total gross loans and leases at September 30, 2025 increased $589.7 million to $4.66 billion compared to September 30, 2024 and decreased $78.4 million when compared to June 30, 2025. The primary driver for the sequential decrease was due to the Company moving $144.1 million of its held for investment consumer finance portfolio to held for sale due to a purchase agreement being signed during the 2025 fiscal fourth quarter. On October 3, 2025, the Company closed on the sale of more than half of the held for sale consumer finance portfolio.
•During the 2025 fiscal fourth quarter, the Company repurchased 180,740 shares of common stock at an average share price of $82.95. As of September 30, 2025, there were 4,937,816 shares available for repurchase under the current common stock share repurchase program.

Net Interest Income
Net interest income for the fourth quarter of fiscal 2025 was $128.0 million, which was essentially flat compared to the same quarter in fiscal 2024.
The Company’s average interest-earning assets for the fourth quarter of fiscal 2025 decreased by $125.0 million to $6.80 billion compared to the same quarter in fiscal 2024, due to decreases in average outstanding balances in total investment securities balances, partially offset by an increase in total loan and lease balances. The fourth quarter average outstanding balance of loans and leases increased $254.9 million compared to the same quarter of the prior fiscal year, primarily due to increases in the warehouse finance and commercial finance portfolios, partially offset by decreases in consumer finance and the seasonal tax services portfolios.
Fiscal 2025 fourth quarter NIM increased to 7.46% from 7.32% in the fourth fiscal quarter of 2024. When including contractual, rate-related processing expenses associated with deposits on the Company's balance sheet, NIM would have been 6.04% in the fiscal 2025 fourth quarter compared to 5.91% during the fiscal 2024 fourth quarter. See non-GAAP reconciliation table below. The overall reported tax-equivalent yield (“TEY”) on average interest-earning assets increased 1 basis point to 7.56% compared to the prior year quarter, driven by an improved earning asset mix. The yield on the loan and lease portfolio was 9.25% compared to 9.64% for the comparable period last year and the TEY on the securities portfolio was 3.06% compared to 3.12% over that same period.
The Company's cost of funds for all deposits and borrowings averaged 0.09% during the fiscal 2025 fourth quarter, as compared to 0.24% during the prior year quarter. The Company's overall cost of deposits was 0.02% in the fiscal fourth quarter of 2025, as compared to 0.07% during the prior year quarter. When including contractual, rate-related processing expenses associated with deposits on the Company's balance sheet, the Company's overall cost of deposits was 1.58% in the fiscal 2025 fourth quarter, as compared to 1.65% during the prior year quarter. See non-GAAP reconciliation table below.
Noninterest Income
Fiscal 2025 fourth quarter noninterest income increased 13% to $58.8 million, compared to $52.0 million for the same period of the prior year. The increase in noninterest income when comparing the current period to the same period of the prior year was primarily driven by an increase in secondary market revenue, card and deposit fees, and other income, partially offset by a loss on sale of investment securities and reductions in rental income and total tax services fee income.
Servicing fee income on custodial deposits totaled $2.6 million during the 2025 fiscal fourth quarter, compared to $3.2 million for the same period of the prior year. For the fiscal quarter ended June 30, 2025, servicing fee income on custodial deposits totaled $7.9 million. The year-over-year decrease in servicing fee income on deposit balances held at partner banks was due to a reduction in rates following reductions in the Effective Federal Funds Rate ("EFFR"). The sequential decrease in servicing fee income on deposit balances held at partner banks was due to lower quarterly average deposits balances held at partner banks.
Noninterest Expense
Noninterest expense increased 9% to $144.8 million for the fiscal 2025 fourth quarter, from $133.4 million for the same quarter last year. The increase was primarily attributable to increases in legal and consulting expense, impairment expense, other expense, and occupancy and equipment expense, partially offset by decreases in compensation and benefits and card processing expense.
Card processing expense is primarily driven by rate-related agreements with Partner Solutions relationships. The amount of expense paid under those agreements is based on an agreed upon rate index that varies depending on the deposit levels, floor rates, market conditions, and other performance conditions. Generally, this rate index is based on a percentage of the EFFR and reprices immediately upon a change in the EFFR. Approximately 64% of the deposit portfolio was subject to these rate-related processing expenses during the fiscal 2025 fourth quarter. For the fiscal quarter ended September 30, 2025, contractual, rate-related processing expenses were $24.9 million, as compared to $25.1 million for the fiscal quarter ended June 30, 2025, and $26.3 million for the fiscal quarter ended September 30, 2024.

Income Tax Expense
The Company recorded an income tax expense of $9.3 million, representing an effective tax rate of 19.2%, for the fiscal 2025 fourth quarter, compared to an income tax expense of $3.4 million, representing an effective tax rate of 9.0%, for the fourth quarter last fiscal year. The current quarter increase in income tax expense compared to the prior year quarter was primarily due to the increase in income and the surrender of life insurance policies.
The Company originated $82.1 million in renewable energy leases during the fiscal 2025 fourth quarter, resulting in $15.8 million in total net investment tax credits. During the fourth quarter of fiscal 2024, the Company originated $26.1 million in renewable energy leases resulting in $7.2 million in total net investment tax credits. For the fiscal year ended September 30, 2025, the Company originated $95.5 million in renewable energy leases, compared to $68.4 million for the comparable prior year period. Investment tax credits related to renewable energy leases are recognized ratably based on income throughout each fiscal year.

Investments, Loans and Leases

(Dollars in thousands)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Total investments	$1,357,151	$1,397,613	$1,442,855	$1,512,091	$1,774,313

Loans held for sale
Term lending	—	5,736	—	7,860	4,567
Lease financing	690	93	—	424	—
Insurance premium finance	—	—	—	—	597,177
SBA/USDA	15,654	9,564	15,188	21,786	65,734
Consumer finance	163,077	34,374	30,579	42,578	24,210
Total loans held for sale	179,421	49,767	45,767	72,648	691,688

Term lending	2,302,540	2,003,699	1,766,432	1,735,539	1,554,641
Asset-based lending	593,265	610,852	542,483	608,261	471,897
Factoring	217,501	241,024	224,520	364,477	362,295
Lease financing	149,236	134,214	134,856	138,305	152,174
SBA/USDA	511,488	674,902	701,736	595,965	568,628
Other commercial finance	149,939	153,321	154,728	174,097	185,964
Commercial finance	3,923,969	3,818,012	3,524,755	3,616,644	3,295,599
Consumer finance	93,319	226,380	246,202	280,001	248,800
Tax services	2,532	37,419	55,973	45,051	8,825
Warehouse finance	645,186	664,110	643,124	624,251	517,847
Total loans and leases	4,665,006	4,745,921	4,470,054	4,565,947	4,071,071
Net deferred loan origination costs (fees)	(98)	(2,597)	(5,184)	(3,266)	4,124
Total gross loans and leases	4,664,908	4,743,324	4,464,870	4,562,681	4,075,195
Allowance for credit losses	(53,319)	(105,995)	(102,890)	(74,337)	(71,765)
Total loans and leases, net	$4,611,589	$4,637,329	$4,361,980	$4,488,344	$4,003,430
The Company's investment security balances at September 30, 2025 totaled $1.36 billion, as compared to $1.40 billion at June 30, 2025 and $1.77 billion at September 30, 2024. The year-over-year decrease was primarily related to the sale of investment securities AFS during the first, second, and fourth quarters of fiscal 2025 and normal paydown activity of investment security balances during the fiscal year.

Total gross loans and leases totaled $4.66 billion at September 30, 2025, as compared to $4.74 billion at June 30, 2025 and $4.08 billion at September 30, 2024. The drivers for the sequential decrease were decreases in the consumer finance, warehouse finance, and tax services portfolios, partially offset by an increase in the commercial finance portfolio. The year-over-year increase was due to an increase in the commercial finance and warehouse finance portfolios, partially offset by decreases in the consumer finance and seasonal tax services loan portfolios. The decrease in consumer finance, both sequentially and year-over-year, was due to the Company moving $144.1 million of its held for investment consumer finance portfolio to held for sale due to a purchase agreement being signed during the 2025 fiscal fourth quarter
Commercial finance loans, which comprised 84% of the Company's loan and lease portfolio, totaled $3.92 billion at September 30, 2025, reflecting an increase of $106.0 million, or 3%, from June 30, 2025 and an increase of $628.4 million, or 19%, from September 30, 2024. The sequential increase was primarily driven by an increase of $298.8 million in term lending loans, partially offset by a decrease of $163.4 million in SBA/USDA. The year-over-year increase was primarily driven by increases in term lending of $747.9 million and asset based lending of 121.4 million, partially offset by a decreases of $144.8 million in factoring loans, $57.1 million in SBA/USDA, and $36.0 million in other commercial finance.
Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $53.3 million at September 30, 2025, a decrease compared to $106.0 million at June 30, 2025 and a decrease compared to $71.8 million at September 30, 2024. The decrease in the ACL at September 30, 2025, when compared to June 30, 2025, was primarily due to a $30.4 million decrease in the allowance related to the seasonal tax services portfolio and a $20.0 million decrease in the allowance related to the consumer finance portfolio. The decrease in the allowance related to the consumer finance portfolio was primarily driven by a $14.3 million release in provision as the Company moved more than half of its held for investment consumer finance portfolio to held for sale during the fiscal 2025 fourth quarter.
The $18.5 million year-over-year decrease in the ACL was primarily driven by the decrease in the allowance related to the consumer finance portfolio of $22.2 million, partially offset by a $3.7 million increase in the allowance related to the commercial finance portfolio.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Commercial finance	1.18%	1.27%	1.10%	1.18%	1.29%
Consumer finance	6.88%	11.69%	12.04%	10.84%	11.52%
Tax services	—%	81.32%	60.35%	1.75%	0.02%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Total loans and leases	1.14%	2.23%	2.30%	1.63%	1.76%
Total loans and leases excluding tax services	1.14%	1.60%	1.57%	1.63%	1.77%

The Company's ACL as a percentage of total loans and leases decreased to 1.14% at September 30, 2025 from 2.23% at June 30, 2025. The decrease in the total loans and leases coverage ratio was primarily driven by the decrease in the ACL relative to the decrease in the consumer finance and the seasonal tax services portfolios. The decrease in the consumer finance portfolio coverage ratio was primarily driven by the aforementioned release in provision

Activity in the ACL for the periods presented was as follows.

(Unaudited)	Three Months Ended			Fiscal Year Ended
(Dollars in thousands)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Beginning balance	$105,995	$102,890	$106,764	$71,765	$96,855
Provision (reversal of) - tax services loans	(660)	(4,728)	(297)	22,091	22,995
Provision (reversal of) - all other loans and leases	(5,797)	13,959	9,258	34,454	34,683
Charge-offs - tax services loans	(30,426)	(554)	(28,815)	(31,721)	(30,780)
Charge-offs - all other loans and leases	(17,704)	(9,482)	(16,681)	(59,173)	(64,465)
Recoveries - tax services loans	657	1,930	461	9,628	7,785
Recoveries - all other loans and leases	1,254	1,980	1,075	6,275	4,692
Ending balance	$53,319	$105,995	$71,765	$53,319	$71,765
The Company recognized a reversal of provision for credit losses of $6.4 million for the quarter ended September 30, 2025, compared to provision for credit losses of $8.7 million for the comparable period in the prior fiscal year. The period-over-period decrease in provision for credit losses was primarily due to a decrease in provision for credit losses in the consumer finance portfolio of $11.1 million, partially offset by an increase of $5.3 million in the commercial finance portfolio. The Company recognized net charge-offs of $46.2 million for the quarter ended September 30, 2025, compared to net charge-offs of $44.0 million for the quarter ended September 30, 2024. Net charge-offs attributable to the seasonal tax services, consumer finance, and commercial finance portfolios for the quarter ended September 30, 2025 were $29.7 million, $8.9 million, and $7.5 million, respectively. Net charge-offs attributable to the seasonal tax services, consumer finance, and commercial finance portfolios for the same quarter of the prior year were $28.4 million, $12.3 million, and $3.3 million, respectively.

The Company's past due loans and leases were as follows for the periods presented.

As of September 30, 2025	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$2,319	$1,860	$1,521	$5,700	$173,721	$179,421	$1,521	$—	$1,521

Commercial finance	31,505	18,061	53,833	103,399	3,820,570	3,923,969	12,900	81,416	94,316
Consumer finance	909	778	826	2,513	90,806	93,319	826	—	826
Tax services	—	—	2,477	2,477	55	2,532	2,477	—	2,477
Warehouse finance	—	—	—	—	645,186	645,186	—	—	—
Total loans and leases held for investment	32,414	18,839	57,136	108,389	4,556,617	4,665,006	16,203	81,416	97,619

Total loans and leases	$34,733	$20,699	$58,657	$114,089	$4,730,338	$4,844,427	$17,724	$81,416	$99,140

As of June 30, 2025	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$49,767	$49,767	$—	$—	$—

Commercial finance	26,178	13,281	37,225	76,684	3,741,328	3,818,012	3,370	61,524	64,894
Consumer finance	3,376	2,497	6,402	12,275	214,105	226,380	6,402	—	6,402
Tax services	—	37,234	—	37,234	185	37,419	—	—	—
Warehouse finance	—	—	—	—	664,110	664,110	—	—	—
Total loans and leases held for investment	29,554	53,012	43,627	126,193	4,619,728	4,745,921	9,772	61,524	71,296

Total loans and leases	$29,554	$53,012	$43,627	$126,193	$4,669,495	$4,795,688	$9,772	$61,524	$71,296
The Company's nonperforming assets at September 30, 2025 were $101.7 million, representing 1.42% of total assets, compared to $74.7 million, or 1.03% of total assets at June 30, 2025 and $43.0 million, or 0.57% of total assets at September 30, 2024.
The increase in the nonperforming assets as a percentage of total assets at September 30, 2025, compared to June 30, 2025, was driven by an increase in nonperforming loans in the commercial finance portfolio and to a lesser extent, an increase in the seasonal tax services portfolio, partially offset by a decrease in the consumer finance portfolio. When comparing the current period to the same period of the prior year, the increase was driven by an increase in nonperforming loans in the commercial finance portfolio, partially offset by decreases in nonperforming loans in the seasonal tax services and consumer finance portfolios.
The Company's nonperforming loans and leases at September 30, 2025, were $99.1 million, representing 2.05% of total gross loans and leases, compared to $71.3 million, or 1.49% of total gross loans and leases at June 30, 2025 and $41.6 million, or 0.87% of total gross loans and leases at September 30, 2024.
Deposits, Borrowings and Other Liabilities
The average balance of total deposits and interest-bearing liabilities was $6.27 billion for the three-month period ended September 30, 2025, compared to $6.38 billion for the same period in the prior fiscal year. Total average deposits for the fiscal 2025 fourth quarter decreased by $13.8 million to $6.19 billion compared to the same period in fiscal 2024. The slight decrease in average deposits was primarily due to a decrease in wholesale deposits, partially offset by an increase in noninterest bearing deposits.
Total end-of-period deposits increased slightly to $5.89 billion at September 30, 2025, compared to $5.88 billion at September 30, 2024. The increase in end-of-period deposits was primarily driven by increases in money market deposits of $32.3 million, partially offset by a decrease in wholesale deposits of $25.0 million.
As of September 30, 2025, the Company managed $210.5 million of customer deposits at other banks in its capacity as custodian. These deposits provide the Company with the ability to earn servicing fee income, typically reflective of the EFFR. The sequential quarter decrease of $220.2 million in these customer deposits held at other banks reflects normal seasonal patterns.
Regulatory Capital
The Company and its subsidiary Pathward®, N.A. (the "Bank") remained above the federal regulatory minimum capital requirements at September 30, 2025, and continued to be classified as well-capitalized, and in good standing with the regulatory agencies. Regulatory capital ratios of the Company and the Bank are stated in the table below. Regulatory capital is not affected by the unrealized loss on accumulated other comprehensive income (“AOCI”). The securities portfolio is primarily comprised of amortizing securities that should provide consistent cash flow.

The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the Periods Indicated	September 30, 2025(1)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Company
Tier 1 leverage capital ratio	9.79%	9.78%	8.32%	8.90%	9.05%
Common equity Tier 1 capital ratio	12.70%	12.87%	13.64%	12.15%	12.26%
Tier 1 capital ratio	12.95%	13.12%	13.91%	12.40%	12.52%
Total capital ratio	14.27%	14.76%	15.57%	14.04%	14.14%
Bank
Tier 1 leverage ratio	10.00%	10.00%	8.52%	9.16%	9.22%
Common equity Tier 1 capital ratio	13.23%	13.42%	14.25%	12.78%	12.78%
Tier 1 capital ratio	13.23%	13.42%	14.25%	12.78%	12.78%
Total capital ratio	14.19%	14.68%	15.51%	14.03%	14.03%
(1) September 30, 2025 percentages are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital ratios for periods presented reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

	Standardized Approach(1)
As of the Periods Indicated (Dollars in thousands)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Total stockholders' equity	$857,454	$818,148	$814,047	$757,554	$822,189
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	285,158	285,482	285,865	286,171	296,105
LESS: Certain other intangible assets	18,077	17,091	16,364	16,951	18,018
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	5,733	2,671	5,788	15,039	15,624
LESS: Net unrealized (losses) on available for sale securities	(143,190)	(158,673)	(163,206)	(187,833)	(152,328)
LESS: Noncontrolling interest	(591)	(856)	(658)	(756)	(277)
ADD: Adoption of Accounting Standards Update 2016-13	1,788	1,788	1,788	1,788	3,576
Common Equity Tier 1(1)	694,055	674,221	671,682	629,770	648,623
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity Tier 1 capital	(307)	(513)	(381)	(462)	(150)
Total Tier 1 capital	707,409	687,369	684,962	642,969	662,134
Allowance for credit losses	52,455	65,960	62,042	64,904	66,140
Subordinated debentures, net of issuance costs	19,796	19,770	19,744	19,719	19,693
Total capital	$779,660	$773,099	$766,748	$727,592	$747,967
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes were fully phased in through the end of calendar year 2021.

Conference Call
The Company will host a conference call and earnings webcast with a corresponding presentation at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Tuesday, October 21, 2025. The live webcast of the call can be accessed from Pathward’s Investor Relations website at www.pathwardfinancial.com. Telephone participants may access the conference call by dialing 1-833-470-1428 approximately 10 minutes prior to start time and reference access code 701581.
The Quarterly Investor Update slide presentation prepared for use in connection with the Company's conference call and earnings webcast is available under the Presentations link in the Investor Relations - Events & Presentations section of the Company's website at www.pathwardfinancial.com. A webcast replay will also be archived at www.pathwardfinancial.com for one year.

About Pathward Financial, Inc.
Pathward Financial, Inc. (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all. Through our subsidiary, Pathward®, N.A., we strive to increase financial availability, choice, and opportunity across our Partner Solutions and Commercial Finance business lines. These strategic business lines provide support to individuals and businesses. Learn more at www.pathwardfinancial.com.

Investor Relations Contact
Darby Schoenfeld, CPA
SVP, Chief of Staff & Investor Relations
877-497-7497
investorrelations@pathward.com

Media Relations Contact
mediarelations@pathward.com

Forward-Looking Statements
The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission ("SEC"), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” "target," or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results, including our performance expectations and fiscal year 2026 financial guidance; our fiscal year 2026 goals and strategy; progress on key strategic initiatives; expected results of our partnerships; impacts of our improved data analytics, underwriting and monitoring processes; expected nonperforming loan resolutions and net charge-off rates; the performance of our securities portfolio; the impact of card balances related to government stimulus programs; customer retention; loan and other product demand; new products and services; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; and technology, including impacts of technology investments. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; our ability to successfully implement measures designed to reduce expenses and increase efficiencies; changes in trade, monetary, and fiscal policies and laws, including actual changes in interest rates and the Fed Funds rate and changes in international trade policies, tariffs, and treaties affecting imports and exports, and their related impacts on macroeconomic conditions, customer behavior, funding costs and loan and securities portfolios; changes in tax laws; trade disputes, barriers to trade or the emergence of trade restrictions; the strength of the United States' economy and the local economies in which the Company operates; adverse developments in the financial services industry generally such as bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer behavior; inflation, market, and monetary fluctuations; our liquidity and capital positions, including the sufficiency of our liquidity; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value and acceptance of these products and services by users; the Bank's ability to maintain its Durbin Amendment exemption; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and tax refund advance businesses, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of the Bank's strategic partners’ refund advance products; our relationship with and any actions which may be initiated by our regulators, and any related increases in compliance and other costs; changes in financial services laws and regulations, including laws and regulations relating to the tax refund industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution; changes in consumer borrowing, spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase; and the potential adverse effects of unusual and infrequently occurring events, including the impact on financial markets from geopolitical conflicts such as the military conflicts in Ukraine and the Middle East, weather-related disasters, or public health events, such as pandemics, and any governmental or societal responses thereto.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K, as amended, for the Company’s fiscal year ended September 30, 2024, and in the Company's other filings made with the SEC. The Company expressly disclaims any intent or obligation to update, revise or clarify any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)

(Dollars in Thousands, Except Share Data)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
ASSETS
Cash and cash equivalents	$120,568	$258,343	$254,249	$597,396	$158,337
Securities available for sale, at fair value	1,327,843	1,367,340	1,411,520	1,480,090	1,741,221
Securities held to maturity, at amortized cost	29,308	30,273	31,335	32,001	33,092
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	24,708	29,451	24,276	24,454	36,014
Loans held for sale	179,421	49,767	45,767	72,648	691,688
Loans and leases	4,664,908	4,743,324	4,464,870	4,562,681	4,075,195
Allowance for credit losses	(53,319)	(105,995)	(102,890)	(74,337)	(71,765)
Accrued interest receivable	38,520	39,996	37,081	35,279	31,385
Premises, furniture, and equipment, net	40,632	39,799	39,542	38,263	39,055
Rental equipment, net	159,446	181,370	202,194	206,754	205,339
Goodwill and intangible assets	310,430	311,193	311,992	313,074	326,094
Other assets	329,879	284,983	274,850	315,122	266,362
Total assets	$7,172,344	$7,229,844	$6,994,786	$7,603,425	$7,532,017

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	5,886,947	6,005,246	5,819,209	6,518,953	5,875,085
Short-term borrowings	9,000	115,000	—	—	377,000
Long-term borrowings	33,456	33,431	33,405	33,380	33,354
Accrued expenses and other liabilities	385,487	258,019	328,125	293,538	424,389
Total liabilities	6,314,890	6,411,696	6,180,739	6,845,871	6,709,828

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	228	230	235	241	248
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	648,330	646,044	643,888	640,422	638,803
Retained earnings	359,830	337,321	341,775	313,446	337,058
Accumulated other comprehensive loss	(145,461)	(159,709)	(166,311)	(190,917)	(153,394)
Treasury stock, at cost	(4,882)	(4,882)	(4,882)	(4,882)	(249)
Total equity attributable to parent	858,045	819,004	814,705	758,310	822,466
Noncontrolling interest	(591)	(856)	(658)	(756)	(277)
Total stockholders’ equity	857,454	818,148	814,047	757,554	822,189
Total liabilities and stockholders’ equity	$7,172,344	$7,229,844	$6,994,786	$7,603,425	$7,532,017

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Fiscal Year Ended
(Dollars in thousands, except per share data)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Interest and dividend income:
Loans and leases, including fees	$115,446	$108,766	$113,884	$455,816	$438,583
Mortgage-backed securities	8,149	8,337	9,607	34,052	39,402
Other investments	5,845	6,489	7,851	33,524	41,073
	129,440	123,592	131,342	523,392	519,058
Interest expense:
Deposits	283	287	1,119	5,430	13,019
FHLB advances and other borrowings	1,205	992	2,709	6,168	8,214
	1,488	1,279	3,828	11,598	21,233

Net interest income	127,952	122,313	127,514	511,794	497,825

Provision for credit loss	(6,431)	9,278	8,672	56,774	58,101

Net interest income after provision for credit loss	134,383	113,035	118,842	455,020	439,724

Noninterest income:
Refund transfer product fees	1,061	9,846	1,703	43,980	40,178
Refund advance and other tax fee income	(711)	307	229	48,705	43,473
Card and deposit fees	27,770	37,342	26,441	124,971	125,943
Rental income	11,864	12,913	13,199	51,686	54,157
(Loss) on sale of securities	(2,185)	—	—	(25,084)	—
Gain on divestitures	—	—	—	15,044	—
Secondary market revenue	10,122	7,144	2,829	37,022	5,920
Gain on sale of other	3,144	394	630	5,151	6,749
Other income	7,691	5,496	6,979	26,625	23,167
Total noninterest income	58,756	73,442	52,010	328,100	299,587

Noninterest expense:
Compensation and benefits	50,740	48,559	52,298	200,495	201,472
Refund transfer product expense	133	2,818	168	11,534	9,862
Refund advance expense	16	(74)	20	1,241	1,943
Card processing	32,693	36,197	33,877	138,443	137,938
Occupancy and equipment expense	11,448	10,633	9,376	42,094	36,587
Operating lease equipment depreciation	10,861	11,569	10,445	45,636	41,757
Legal and consulting	14,272	11,094	8,414	36,469	24,857
Intangible amortization	763	798	924	3,456	4,131
Impairment expense	3,325	1,077	—	5,915	3,012
Other expense	20,520	16,651	17,840	74,784	59,132
Total noninterest expense	144,771	139,322	133,362	560,067	520,691

Income before income tax expense	48,368	47,155	37,490	223,053	218,620

Income tax expense	9,300	4,795	3,382	36,266	34,108

Net income before noncontrolling interest	39,068	42,360	34,108	186,787	184,512
Net income attributable to noncontrolling interest	265	213	575	915	1,293
Net income attributable to parent	$38,803	$42,147	$33,533	$185,872	$183,219

Less: Allocation of Earnings to participating securities(1)	139	151	348	688	1,676
Net income attributable to common shareholders(1)	38,664	41,996	33,185	185,184	181,541
Earnings per common share:
Basic	$1.70	$1.83	$1.34	$7.91	$7.21
Diluted	$1.69	$1.81	$1.34	$7.87	$7.20
Shares used in computing earnings per common share:
Basic	22,708,085	23,006,454	24,676,329	23,397,489	25,169,937
Diluted	22,841,774	23,140,124	24,715,021	23,522,629	25,201,750
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended September 30,	2025			2024
(Dollars in thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$253,387	$1,887	2.95%	$214,921	$1,868	3.46%
Mortgage-backed securities	1,170,189	8,149	2.76%	1,412,359	9,607	2.71%
Tax-exempt investment securities	110,456	756	3.44%	124,944	858	3.46%
Asset-backed securities	140,398	1,825	5.16%	200,382	2,967	5.89%
Other investment securities	176,532	1,377	3.10%	278,197	2,158	3.09%
Total investments	1,597,575	12,107	3.06%	2,015,882	15,590	3.12%
Commercial finance	3,993,526	82,939	8.24%	3,912,548	83,218	8.46%
Consumer finance	252,368	16,709	26.27%	274,675	18,240	26.41%
Tax services	34,740	(84)	(0.96)%	39,437	136	1.38%
Warehouse finance	671,802	15,882	9.38%	470,902	12,290	10.38%
Total loans and leases	4,952,436	115,446	9.25%	4,697,562	113,884	9.64%
Total interest-earning assets	$6,803,398	$129,440	7.56%	$6,928,365	$131,342	7.55%
Noninterest-earning assets	570,878			553,470
Total assets	$7,374,276			$7,481,835

Interest-bearing liabilities:
Interest-bearing checking	$950	$—	0.09%	$650	$—	0.19%
Savings	45,947	7	0.06%	47,193	3	0.03%
Money markets	177,225	258	0.58%	174,465	561	1.28%
Time deposits	2,636	5	0.75%	4,205	3	0.25%
Wholesale deposits	1,041	12	4.62%	41,299	552	5.32%
Total interest-bearing deposits (a)	227,799	283	0.49%	267,812	1,119	1.66%
Overnight fed funds purchased	48,391	571	4.69%	147,425	2,044	5.52%
Subordinated debentures	19,779	357	7.16%	19,676	355	7.17%
Other borrowings	13,661	277	8.03%	13,661	310	9.02%
Total borrowings	81,831	1,205	5.84%	180,762	2,709	5.96%
Total interest-bearing liabilities	309,630	1,488	1.91%	448,574	3,828	3.39%
Noninterest-bearing deposits (b)	5,957,697	—	—%	5,931,459	—	—%
Total deposits and interest-bearing liabilities	$6,267,327	$1,488	0.09%	$6,380,033	$3,828	0.24%
Other noninterest-bearing liabilities	293,745			318,917
Total liabilities	6,561,071			6,698,950
Shareholders' equity	813,204			782,885
Total liabilities and shareholders' equity	$7,374,276			$7,481,835
Net interest income and net interest rate spread including noninterest-bearing deposits		$127,952	7.47%		$127,514	7.32%

Net interest margin			7.46%			7.32%
Tax-equivalent effect			0.01%			0.01%
Net interest margin, tax-equivalent(2)			7.47%			7.33%

Total cost of deposits (a+b)	6,185,496	283	0.02%	6,199,271	1,119	0.07%
(1) Tax rate used to arrive at the TEY for the three months ended September 30, 2025 and 2024 was 21%.
(2) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Equity to total assets	11.96%	11.32%	11.64%	9.96%	10.92%
Book value per common share outstanding	$37.65	$35.64	$34.55	$31.41	$33.09
Tangible book value per common share outstanding	$24.02	$22.09	$21.31	$18.43	$19.97
Common shares outstanding	22,772,570	22,953,608	23,558,939	24,119,416	24,847,353
Nonperforming assets to total assets	1.42%	1.03%	0.59%	0.49%	0.57%
Nonperforming loans and leases to total loans and leases	2.05%	1.49%	0.88%	0.76%	0.87%
Net interest margin	7.46%	7.43%	7.12%	7.38%	7.32%
Net interest margin, tax-equivalent	7.47%	7.44%	7.13%	7.39%	7.33%
Return on average assets	2.09%	2.36%	3.63%	1.61%	1.78%
Return on average equity	18.93%	21.19%	39.19%	15.15%	16.99%
Return on average tangible equity	30.65%	34.77%	65.66%	25.45%	29.16%
Full-time equivalent employees	1,179	1,178	1,155	1,170	1,241

Non-GAAP Reconciliations

Net Interest Margin and Cost of Deposits	At and For the Three Months Ended
(Dollars in thousands)	September 30, 2025	June 30, 2025	September 30, 2024
Average interest earning assets	$6,803,398	$6,602,267	$6,928,365
Net interest income	$127,952	$122,313	$127,514
Net interest margin	7.46%	7.43%	7.32%
Quarterly average total deposits	$6,185,496	$6,002,547	$6,199,271
Deposit interest expense	$283	$287	$1,119
Cost of deposits	0.02%	0.02%	0.07%

Adjusted Net Interest Margin with contractual, rate-related card expenses associated with deposits on the Company's balance sheet
Average interest earning assets	$6,803,398	$6,602,267	$6,928,365
Net interest income	127,952	122,313	127,514
Less: Contractual, rate-related processing expense	24,346	23,831	24,631
Adjusted net interest income	$103,607	$98,482	$102,883
Adjusted net interest margin	6.04%	5.98%	5.91%
Average total deposits	$6,185,496	$6,002,547	$6,199,271
Deposit interest expense	283	287	1,119
Add: Contractual, rate-related processing expense	24,346	23,831	24,631
Adjusted deposit expense	$24,629	$24,118	$25,750
Adjusted cost of deposits	1.58%	1.61%	1.65%